Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Radiation Therapy Services Holdings, Inc.

	Predecessor		Successor						Pro Forma
		Period From	Period From				Three	Three		Three
	Year Ended	January 1 to	February 22 to	Year Ended	Year Ended	Year Ended	Months Ended	Months Ended	Year Ended	Months Ended
	December 31,	February 21,	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2007	2008	2008	2009	2010	2011	2011	2012	2011	2012
Pre-tax income before adjustment for noncontrolling interests in consolidated subsidiaries	42,644	(10,283)	(4,266)	(6,713)	(126,600)	(375,248)	(611)	(8,286)	(383,465)	(8,879)
(Income)Loss from equity investees	46	(39)	118	(880)	(1,001)	1,036	250	381	1,036	381
Distributed income of equity investees	—	—	—	301	1,007	633	300	9	633	9
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(1,211)	(19)	(2,483)	(1,835)	(1,698)	(3,558)	(1,439)	(1,153)	(3,558)	(1,153)
Fixed Charges	21,298	4,981	57,070	65,137	62,490	65,656	15,578	18,924	73,873	19,517
Earnings	62,777	(5,360)	50,439	56,010	(65,802)	(311,481)	14,078	9,875	(311,481)	9,875

Interest expense	20,250	4,783	55,863	63,119	59,098	61,212	14,633	17,682	69,429	18,275
An estimate of the interest within rental expense	1,048	198	1,207	2,018	3,392	4,444	945	1,242	4,444	1,242
Fixed Charges	21,298	4,981	57,070	65,137	62,490	65,656	15,578	18,924	73,873	19,517

Ratio of earnings to fixed charges	2.95	—	—	—	—	—	—	—	—	—

Deficiency to cover charges (2)	—	10,341	6,631	9,127	128,292	377,137	1,500	9,049	385,354	9,642

(1) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtness including amortization of deferred financing costs and the portion of operating lease rental expense that is representative of the interest factor.

(2) Coverage deficiency represents the amount by which earnings were insufficient to cover fixed charges.